UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report  (Date of earliest event reported)  February 14, 2012

Advance America, Cash Advance Centers, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-32363	58-2332639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

135 North Church Street, Spartanburg, SC	29306
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (864) 515-5600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On February 15, 2012, disinterested members of the Board of Directors (the “Board”) of Advance America, Cash Advance Centers, Inc. (the “Company”) approved certain compensation arrangements for J. Patrick O’Shaughnessy, Chief Executive Officer of the Company (the “CEO”), and James A. Ovenden, Chief Financial Officer of the Company (the “CFO”).  These compensation arrangements include:

•      2011 cash bonuses;

•      2012 base salaries;

•      2012 restricted stock awards; and

•      2012 cash bonus arrangements.

CEO Compensation

On February 15, 2012, disinterested members of the Board, upon recommendation by the Compensation Committee of the Board (the “Compensation Committee”) and based, in part, upon an independent third-party review of the CEO’s compensation, approved the following compensation provisions for the CEO:

•      a cash bonus of $1,100,000 for 2011, composed of $550,000 attributable to the Company’s overall financial performance, as measured by the Company’s fully diluted earnings per share (the “Corporate Performance Component”), and $550,000 attributable to the Compensation Committee’s assessment of the executive’s individual performance (the “Individual Performance Component”);

•      an annual base salary of $725,000 per year, effective retroactively to January 1, 2012; and

•      a grant of 250,000 restricted shares of the Company’s common stock (the “CEO 2012 Equity Grant”), one-third of which would vest on each of the next three anniversaries of the award.

As disclosed in the Company’s Current Report on Form 8-K filed with the SEC on February 16, 2012 (the “February 16 Form 8-K”), the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Eagle U.S. Sub, Inc., a Delaware corporation (“Parent”), and Eagle U.S. Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).  Parent is a wholly-owned subsidiary of Grupo Elektra, S.A. de C.V.  The Merger Agreement provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving as a wholly-owned subsidiary of Parent.  As also disclosed in the February 16 Form 8-K, the Company and Parent entered into modifications of the previously disclosed Change of Control Agreements for the CEO and CFO.

The CEO’s modified Change of Control Agreement, which was filed as Exhibit 10.2 to the February 16 Form 8-K, provides that, immediately prior to the effective time of the Merger, unvested shares of the CEO’s 2012 Equity Grant would convert into a right to receive “Merger Consideration” (as specified in the February 16 Form 8-K), less any amounts required to be withheld under applicable laws, fifty percent of which would vest at the effective time and be paid as provided in the Merger Agreement.  The remaining fifty percent, plus interest at the prime rate from the Effective Time, would be paid on the earlier of the first anniversary of the effective time or the termination of his employment, except termination by the Company for Cause or by the CEO without Good Reason.

CFO Compensation

On February 15, 2012, disinterested members of the Board, upon recommendation by the Compensation Committee and based, in part, upon an independent third-party review of the CFO’s compensation, approved the following compensation provisions for the CFO:

•      a cash bonus of $295,460 for 2011 (pro-rated to reflect the fact that the CFO’s employment began on May 23, 2011), composed of $147,730 attributable to the Corporate Performance Component and $147,730 attributable to the Individual Performance Component;

•      an annual base salary of $425,000 per year, effective retroactively to January 1, 2012; and

•      a grant of 100,000 restricted shares of the Company’s common stock (the “CFO 2012 Equity Grant”), one-third of which would vest on each of the next three anniversaries of the award.

The CFO’s modified Change of Control Agreement, which was filed as Exhibit 10.3 to the February 16 Form 8-K, provides that, immediately prior to the effective time of the Merger, unvested shares of the CFO’s 2012 Equity Grant would convert into a right to receive Merger Consideration, less any amounts required to be withheld under applicable laws, fifty percent of which would vest at the effective time and be paid as provided in the Merger Agreement.  The remaining fifty percent, plus interest at the prime rate from the Effective Time, would be paid on the on the earlier of the first anniversary of the effective time or the termination of his employment, except termination by the Company for Cause or by the CFO without Good Reason.

2012 Cash Bonus Arrangements

On February 14, 2012, the Compensation Committee approved 2012 cash bonus arrangements for the CEO and CFO (as set forth in Exhibit 10.1).  Pursuant to these arrangements, each of the CEO and CFO may receive a cash bonus based on a percentage of his base salary as in effect at the time of the determination of the bonus, with a target bonus equal to 100% and a maximum bonus equal to 200% of the base salary for the CEO, and a target bonus equal to 75% and a maximum bonus equal to 150% of the base salary for the CFO.  One half of each cash bonus will be determined by the Corporate Performance Component and the remaining one half of each cash bonus will be determined by Individual Performance Component.  The overall maximum cash bonus percentages may be reduced or increased based upon the Company’s financial performance.

Item 9.01.  Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit Number	Description
10.1	Description of 2012 Cash Bonus Arrangements for Executive Officers

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCE AMERICA, CASH ADVANCE CENTERS, INC.
(Registrant)

Date: February 17, 2012	By:	/s/ James A. Ovenden
James A. Ovenden
Executive Vice President and Chief Financial Officer